CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 51 to Registration Statement Amendment No. 033-13179 on Form N-1A of our report dated February 22, 2017, relating to the financial statements and financial highlights of Pioneer U.S. Government Money Market Fund (the "Fund"), a portfolio of Pioneer Money Market Trust, appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2016. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 24, 2017